Exhibit 8.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

[Closing Date]

Belden Inc.
7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105

Ladies and Gentlemen:

     We have acted as special tax counsel to Belden Inc., a Delaware corporation (“Belden”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of February 4, 2004, as amended by Amendment No. 1 thereto, dated as of May 25, 2004 (the “Merger Agreement”), by and among Cable Design Technologies Corporation, a Delaware corporation (“CDT”), BC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of CDT (“Merger Sub”), and Belden and (ii) the preparation and filing of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 24, 2004, which includes the proxy statement of Belden and the proxy statement and prospectus of CDT (as amended, the “Joint Proxy/Prospectus”). This opinion is being furnished to you pursuant to Section 7.1(g) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined, and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations, and warranties contained in the Merger Agreement, the Joint Proxy/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of Belden and the consent of CDT, upon statements, representations, and covenants made by Belden and CDT, including representations and covenants made to us by Belden and CDT in their respective certificates dated as of the date hereof and delivered to us for

Belden Inc.
[Closing Date]

purposes of this opinion, and have assumed that such statements and representations are true and complete at the Effective Time without regard to any qualifications as to knowledge and belief.

     For purposes of this opinion, we have assumed (i) the validity, accuracy and completeness of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy/Prospectus, (iii) that the Merger will qualify as a statutory merger under state law and (iv) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or in the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement, or assumption stated or referred to herein that becomes untrue, incorrect, or incomplete.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     The foregoing opinion does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to the United States federal, state, local, foreign, or other tax consequences, other than as set forth herein.

Belden Inc.
[Closing Date]

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Joint Proxy/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

Very truly yours,